Exhibit 99.1

PRESS RELEASE

10200 South De Anza Blvd	Cupertino, CA 95014	www.portal.com	Tel: 408.572.2000

Portal to Raise Approximately $60 Million Through Sale of Common Stock

CUPERTINO, CA (September 12, 2003)—Portal Software, Inc. (Nasdaq: PRSF) today announced that it has priced a registered direct offering for the sale of 22,641,509 shares of its common stock at a price of $2.65 per share to institutional investors. Raymond James & Associates, Inc. served as placement agent for the transaction. Kaufman Bros., L.P. served as co-placement agent. The company expects this transaction to close on Wednesday, September 17, 2003.

The offered shares are registered pursuant to Portal’s $50 million shelf registration statement that was declared effective by the Securities and Exchange Commission on September 13, 2002 and a related registration statement registering an additional $10 million of Portal’s common stock.

Registration Statements relating to these securities have been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A Prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg FL, 33716, Prospectus Department.

About Portal Software, Inc.

Portal Software provides flexible billing and subscriber management solutions to enable organizations to monetize their voice and digital transactions. Portal’s convergent billing platform enables service providers to charge, bill, and manage a wide range of services via multiple networks, payment models, pricing plans, and value chains. Portal’s flexible and scalable product-based solutions enable customers to introduce new value added services quickly, providing maximum business value and lower total cost of ownership. Portal’s customers include thirty-five of the top fifty wireless carriers as well as organizations such as Vodafone, AOL Time Warner, Deutsche Telekom, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom. For more information, please visit www.portal.com.

This press release contains forward-looking statements regarding the expected timing of the closing of the offering described herein. This statement is based on Portal’s current expectations and is subject to risks and uncertainties, including the risk that the financing does not close due to the failure of one or more conditions to closing or the triggering of a termination event set forth in the Placement Agency Agreement entered into among Portal and the placement agents, a copy of which is filed with the SEC under a Form 8-K. Conditions include, among other things, the absence of any material adverse change in Portal, its business or financial condition, the absence of any loss due to force majeure and the absence of any stop order relating to the registration statements issued by the SEC. Termination events include, among other things, any suspension in trading on the New York Stock Exchange or declaration of a general banking moratorium by federal or New York State authorities or outbreak or escalation of hostilities involving the United States.

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Copyright ©2003 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All other trademarks are the property of their respective owners. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

Financial Contacts:

Portal Software:

Corporate: Kathy Cotten, kcottenr@portal.com, 408.572.3823